Exhibit 99.1

SouthWest Water Launches Customer Centric Website

Enhanced Utility Customer and Contract Services Information

LOS ANGELES--(BUSINESS WIRE)--August 18, 2009--Consistent with its ongoing efforts to enhance services offered to its customers and contract services clients, SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it has launched a redesigned website with expanded content.

Located at the same URL address as before - www.swwc.com – the improved website now offers to its utility customers detailed information about the water and wastewater services in their area. Each SouthWest Water-owned utility has a dedicated section in the website’s Customer Center, displaying customer rate tables, tariffs, latest news, water quality reports, service area maps, and much more. The website will also serve as a beneficial tool for cities, municipal districts and private companies that are looking for professional help with the operations and maintenance of their own utilities.

“The new design, improved navigation and rich content ensure better access to information that matters to all of our stakeholders – utility customers, contract services clients, investors and potential employees,” said Vice President of Corporate Communications DeLise Keim. “The more than 400 pages of content highlights how our professional staff can assist cities, municipal districts and private companies in addressing their water and wastewater needs, and reflects the pride that SouthWest Water takes in the stewardship of our communities’ valuable water resources.”

Prospective job seekers can visit the Careers section and submit resumes for consideration or find out how to become certified in the water industry. The website also offers an educational section called Water 101, where users can learn about water’s value and how to conserve it, as well as discover the basics about the treatment of wastewater.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications
213-929-1846
www.swwc.com